Exhibit 99.1

Oxford Immunotec Reports Third Quarter 2015 Financial Results

●	Third quarter revenue of $17.9 million increased 41% on a constant currency basis compared to prior year period
●	Gross margin improved by 390 basis points compared to prior year period
●	Two seasoned diagnostics executives appointed to the Board of Directors

OXFORD, United Kingdom and MARLBOROUGH, Mass., November 3, 2015 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions, today announced third quarter 2015 financial results.

"We are very pleased with our third quarter financial and operating results," said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. "Our sales performance exceeded expectations, driven by strong growth in our United States and Asia geographies, and we are pleased with the progress we are making on our pipeline."

By revenue type, total revenues were, in millions:

	Three Months Ended September 30,
	2015	2014	Percent Change

Product	$8.3	$6.5	28%
Service	9.6	6.8	41%
Total revenue	$17.9	$13.3	35%

By geography, total revenues were, in millions:

	Three Months Ended September 30,
			Percent Change
	2015	2014	As Reported	Constant Currency (1)

United States	$9.3	$6.5	44%	44%
Europe & ROW	1.6	1.7	-4%	8%
Asia	7.0	5.1	36%	48%
Total revenue	$17.9	$13.3	35%	41%

(1) We evaluate our revenue on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates.

Third Quarter 2015 Financial Results

Revenue for the third quarter of 2015 was $17.9 million, representing 35% growth over the third quarter 2014 revenue of $13.3 million. On a constant currency basis, revenue growth was 41% versus the prior year period.

2015 third quarter product revenue was $8.3 million representing a 28% increase from product revenue of $6.5 million in the third quarter of 2014. The increase in product revenue was primarily attributable to volume growth in Asia. Service revenue for the third quarter of 2015 was $9.6 million, up 41% from the 2014 third quarter of $6.8 million. The increase in service revenue was primarily driven by increased volume, specifically in the institutional and patient testing segments, in the United States.

United States revenue was $9.3 million in the third quarter of 2015 representing 44% growth over the same period's revenue of $6.5 million in the prior year. Growth was driven primarily by increases in the institutional and patient testing segments.

Europe & ROW revenue was $1.6 million in the third quarter of 2015 representing a 4% decrease compared to 2014 third quarter revenue of $1.7 million. On a constant currency basis, Europe & ROW grew 8% versus the third quarter of 2014. Asia revenue was $7.0 million in the third quarter of 2015 representing 36% growth over the 2014 third quarter revenue of $5.1 million. On a constant currency basis, Asia grew 48% versus the third quarter of 2014. The increase was driven by continued strong growth in both China and Japan.

Gross profit for the third quarter of 2015 was $9.9 million, an increase of $3.1 million over gross profit of $6.8 million in the same period of 2014. Gross margin was 55.0%, an increase of 390 basis points from the gross margin of 51.1% in the third quarter of 2014. The increase was primarily due to operational efficiencies associated with increased volume and operational improvements in our service business, partially offset by the impact of foreign currency exchange rate changes and increased share-based compensation charges in 2015 compared to 2014.

Operating expenses were $14.7 million in the third quarter of 2015, an increase of $1.7 million compared to $13.0 million in the same period last year. The increase in operating expenses was primarily due to headcount increases related to both research and development and sales and marketing, as well as increased costs from clinical studies performed during the quarter.

EBITDA for the third quarter was $(3.8) million compared to $(5.5) million in the third quarter of 2014. Adjusted EBITDA was $(2.0) million for the third quarter compared to $(4.9) million in the same period in 2014. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Net loss for the third quarter of 2015 was $4.5 million, or $0.20 per share, compared to $6.1 million, or $0.35 per share, in the third quarter of 2014. Net loss per share was based on 22,259,840 and 17,333,441 weighted average ordinary shares outstanding for the third quarters of 2015 and 2014, respectively.

Cash and cash equivalents were $88.5 million as of September 30, 2015 compared to $90.4 million as of June 30, 2015.

Business Outlook

We expect to report revenue of between $15.9 and $16.7 million for the fourth quarter of 2015.

We expect to report full year 2015 revenue of between $61.9 and $62.7 million, representing 25%-27% year-over-year growth. We expect revenue to increase 31% to 32% for the year using constant exchange rates.

Board of Directors Appointments

On November 3, 2015, the Company announced that seasoned diagnostics executives Ronald Andrews Jr. and A. Scott Walton will join the Company’s Board of Directors effective November 4, 2015. The addition of Mr. Andrews and Mr. Walton to Oxford Immunotec’s Board of Directors increases the total number of directors to eight.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, November 3, 2015 at 8:00 a.m. Eastern Time to discuss its third quarter 2015 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 65863291, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The T-SPOT.CMV test is the Company's second product and the first in a series of products intended for the transplantation market. Overall, the Company has seven active development programs, each of which leverages our T cell, B cell and innate immune measuring technology. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding future revenues, expenses and the prospects for sales of our products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers, as well as our ability to expeditiously and successfully expand our sales and distribution networks and the other factors described under the "Risk Factors" section in our filings with the Securities and Exchange Commission. When evaluating Oxford Immunotec's business and securities, investors should give careful consideration to these risks and uncertainties.

Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:
Caroline Crawley
Oxford Immunotec
Tel: +44 1235 442796
ccrawley@oxfordimmunotec.com

For Investor Inquiries:
Rick Altieri
Chief Financial Officer
Oxford Immunotec
Tel: +1 (508) 573-9953
raltieri@oxfordimmunotec.com

Mark Klausner
Westwicke Partners
Tel: +1 (443) 213-0500
oxfordimmunotec@westwicke.com
SOURCE: Oxford Immunotec

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2015	2014	2015	2014
Revenue
Product	$8,310	$6,480	$22,045	$19,192
Service	9,634	6,845	23,952	18,195
Total revenue	17,944	13,325	45,997	37,387
Cost of revenue
Product	3,757	2,944	9,712	8,807
Service	4,312	3,568	11,514	9,710
Total cost of revenue	8,069	6,512	21,226	18,517
Gross profit	9,875	6,813	24,771	18,870
Operating expenses:
Research and development	3,187	1,946	8,392	4,185
Sales and marketing	7,381	7,468	22,549	18,376
General and administrative	4,137	3,567	11,788	11,447
Total operating expenses	14,705	12,981	42,729	34,008
Loss from operations	(4,830)	(6,168)	(17,958)	(15,138)
Other income (expense):
Interest expense, net	(19)	(41)	(53)	(104)
Foreign exchange gains (losses)	476	76	(33)	(331)
Other (expense) income	(64)	91	50	170
Loss before income taxes	(4,437)	(6,042)	(17,994)	(15,403)
Income tax expense	46	53	94	79
Net loss	$(4,483)	$(6,095)	$(18,088)	$(15,482)
Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.20)	$(0.35)	$(0.84)	$(0.89)
Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	22,259,840	17,333,441	21,619,375	17,300,881

Reconciliation of net loss to Adjusted EBITDA

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2015	2014	2015	2014
Net loss	$(4,483)	$(6,095)	$(18,088)	$(15,482)
Income tax expense	46	53	94	79
Interest expense, net	19	41	53	104
Depreciation and amortization	597	479	1,533	1,239
EBITDA	(3,821)	(5,522)	(16,408)	(14,060)

Reconciling items:
Share-based compensation expense	994	734	2,582	1,759
Unrealized exchange losses (gains)	422	(164)	(193)	3
Loss on change in fair value of warrants	—	—	—	22
Change in fair value of contingent purchase price consideration	52	38	148	38
Intangible asset impairment charge	385	—	385	—
Adjusted EBITDA	$(1,968)	$(4,914)	$(13,486)	$(12,238)

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	September 30,	December 31,
(in thousands, except share and per share data)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$88,483	$50,165
Restricted cash	112	200
Accounts receivable, net	7,444	6,823
Inventory	6,473	6,425
Prepaid expenses and other	2,718	2,755
Total current assets	105,230	66,368
Restricted cash, non-current	80	192
Property and equipment, net	5,706	4,537
In-process research and development	1,832	2,399
Goodwill	46	50
Other intangible assets, net	278	273
Other assets	19	30
Total assets	$113,191	$73,849

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,213	$2,368
Accrued liabilities	7,886	7,070
Deferred income	1,686	1,993
Current portion of loans payable	127	137
Taxes payable	147	—
Total current liabilities	13,059	11,568
Long-term portion of loans payable	352	454
Contingent purchase price consideration	1,274	1,218
Total liabilities	14,685	13,240

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at September 30, 2015 and December 31, 2014, and 22,538,047 and 17,614,650 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	242	192
Additional paid-in capital	243,126	186,816
Accumulated deficit	(139,917)	(121,829)
Accumulated other comprehensive loss	(4,945)	(4,570)
Total shareholders’ equity	98,506	60,609
Total liabilities and shareholders’ equity	$113,191	$73,849